CTI INDUSTRIES CORPORATION
                             22160 North Pepper Road
                           Barrington, Illinois 60010


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                             BE HELD ON MAY 1, 1998


To:      Shareholders of CTI Industries Corporation

         The annual meeting of the shareholders of CTI Industries Corporation will be held at Wyndham Garden, 800 National Parkway, Schaumburg, Illinois, on Friday, May 1, 1998, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

         1. To elect 6 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

         2. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors of the Corporation for 1998 (Item No. 2 on proxy card); and

         3. To transact such other business as may properly come before the meeting.

         The close of business on March 20, 1998, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

         BY ORDER OF THE BOARD OF DIRECTORS


March 27, 1998                                    /s/ Stephen M. Merrick
                                              --------------------------
                                              Stephen M. Merrick, Secretary










                             YOUR VOTE IS IMPORTANT

         It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                           CTI INDUSTRIES CORPORATION
                             22160 North Pepper Road
                           Barrington, Illinois 60610




                                 PROXY STATEMENT


Information Concerning the Solicitation
---------------------------------------

         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the "Annual Meeting") of CTI Industries Corporation (the "Company"), a Delaware corporation, to be held on May 1, 1998. The proxy materials are being mailed to shareholders of record at the close of business on March 20, 1998.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The
Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.


Quorum and Voting
-----------------

         Only shareholders of record at the close of business on March 20, 1998, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 2,735,202 shares of Common Stock and 1,098,901 shares of Class B Common Stock. Each share has one vote. A simple majority of the outstanding shares of Common Stock and Class B Common Stock, as a single class, is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. Holders of Class B Common Stock, voting separately as a class, have the right to elect three of the Company's six directors, and will vote together with holders of Class B Common Stock, as a class, on the election of the remaining three directors. The Company's Articles of Incorporation grant the holders of Class B Common Stock the right to elect four of seven total directors but only three directors shall be elected by the Class B Common Stock at this meeting. The directors elected by the Class B Common Stock reserve the right to appoint a director to fill the vacancy. Neither the Common Stock or Class B Common Stock possess cumulative voting rights, and the election of directors will be by the vote of a majority of shares of Common Stock and/or Class B Common Stock, as the case may be, present in person or by proxy at the Annual Meeting. On all other matters, including the ratification of auditors, a simple majority of the shares of Common Stock and Class B Common Stock, voting together as a class, will be required for approval. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

         A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" proposal 2.


Stock Ownership by Management and Others
----------------------------------------

         The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock, as of March 15, 1998 by (i) each stockholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock or Class B Common Stock, (ii) each director and executive officer of the Company who owns any shares of Common Stock or Class B Common Stock, and (iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.


                                       Shares of Class B              Shares of Common
                                        Common Stock                 Stock Beneficially          Percent of
 Name and Address(1)                Beneficially Owned(2)(3)               Owned(2)            Common Stock(4)
-----------------------------    ------------------------------    ----------------------   ---------------------
Stephen M. Merrick                           219,781                     318,807(5)                  13.42
John H. Schwan                               329,670                     189,103(6)                  12.89
Howard W. Schwan                             164,835                      92,949(7)                   6.56
John C. Davis                                    --                      464,281(8)                  11.96
Sharon Konny                                     --                       12,000(9)                     *
Brent Anderson                                   --                       12,000(9)                     *
Stanley M. Brown                                 --                        5,000(10)                    *
   747 Glenn Avenue
   Wheeling, Illinois 60090
Bret Tayne                                       --                          --                         *
   6834 N. Kostner Avenue
   Lincolnwood, Illinois 60646
Frances Ann Rohlen                           274,725                         --                       7.17
 c/o Cheshire Partners
 1504 Wells
 Chicago, Illinois 60610
Philip W. Colburn                            109,890                     118,267(11)                  5.95
All directors and executive                  714,286                   1,094,140                     41.37
officers as a group (8 persons)
----------------

*less than one percent


                       (footnotes continued on next page)



                                        2




(1) Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Figures below represent all Class B Common Stock outstanding. Beneficial ownership of shares of Class B Common Stock for Messrs. Merrick, John Schwan, Howard Schwan and Ms. Rohlen include indirect ownership of such shares through CTI Investors, L.L.C. See "Board of Directors Affiliations and Related Transactions."

(4) Assumes conversion of all shares of Class B Common Stock into shares of Common Stock.

(5) Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 100,961 shares of Common Stock at $3.12 per share.

(6) Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 112,180 shares of Common Stock at $3.12 per share.

(7) Includes warrants to purchase up to 76,923 shares of Common Stock at $.91 per share and warrants to purchase up to 16,026 shares of Common Stock at $3.12 per share.

(8) Includes warrants to purchase up to 48,077 shares of Common Stock at $3.12 per share, and 230,769 shares of Common Stock subject to redemption by the Company. See "Board of Directors Affiliations and Related Transactions."

(9) Includes incentive stock options to purchase up to 12,000 shares of Common Stock at the initial public offering price per share of Common Stock.

(10) Includes non-qualified stock options to purchase up to 5,000 shares of Common Stock at the initial public offering price per share of Common Stock.

(11)     Includes shares held by immediate family members.


Proposal One - Election of Directors
               ---------------------

         Six directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 1999. Three directors will be elected by holders of Class B Common Stock, voting separately as a class, and the remaining three directors will be elected by the holders of the Common Stock and Class B Common Stock, voting together as a class. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.


Information Concerning Nominees
-------------------------------

         The following is information concerning nominees for election as directors of the Company. Each of such persons is presently a director of the Company.

         Class B Common Stock Nominees
         -----------------------------

         John H. Schwan, age 53, Chairman. Mr. Schwan has been an officer and director of the Company since January, 1996. Mr. Schwan has been the President and principal executive officer of Packaging Systems, Inc. and affiliated companies for over the last 10 years. Mr. Schwan devotes approximately 20% of his time to his position as Chairman of the Company and the balance of his time to Packaging Systems, Inc. and affiliates. Mr. Schwan has over 20 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army Infantry in Vietnam from 1966 to 1969, where he attained the rank of First Lieutenant.

         Stephen M. Merrick, age 55, Chief Executive Officer and Secretary. Mr. Merrick was President of the Company from January, 1996 to June, 1997 when he became Chief Executive Officer of the Company. Mr. Merrick devotes approximately 20% of his time to his position as Chief Executive Officer of the Company and the balance of his time is devoted to the practice of law. He has been a director and Secretary of the Company since inception. Mr. Merrick is a principal of the law firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. of Chicago, Illinois and has been engaged in the practice of law for more than 30 years. He is also Secretary, Director and a member of the Management Committee of Reliv International, Inc. (NASDAQ), a manufacturer and direct marketer of nutritional supplements and food products.

         Howard W. Schwan, age 43, President. Mr. Schwan has been associated with the Company for 17 years principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997. Mr. Schwan manages administration, production and engineering functions as well as the sales function for latex balloons and custom and printed films.

         John H. Schwan and Howard W. Schwan are brothers.

         Common Stock and Class B Common Stock Nominees
         ----------------------------------------------

         John C. Davis, age 64, Executive Vice President-Sales. Mr. Davis has been associated with the Company since 1975 and was President and a director of the Company from that time to January, 1996. Mr. Davis has been active in a sales and marketing capacity and, in January, 1996, became Executive Vice President of Sales.

         Stanley M. Brown, age 51, Director. Mr. Brown was appointed as a director of the Company in January, 1996. Mr. Brown has been President of Inn-Room Systems, Inc., a manufacturer and lessor of in-room vending systems for hotels since March, 1996 and, since 1990, has been President of Surface Preparation Systems, Inc., a company engaged in the business of developing and marketing equipment for the preparation, cleaning and profiling of concrete and other surfaces. From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

         Bret Tayne, age 39, Director. Mr. Tayne was appointed as a director of the Company in December, 1997. Mr. Tayne has been the President of Everede Tool Company, a manufacturer of industrial cutting tools, since January, 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.


Executive Officers Other Than Nominees
--------------------------------------

         Sharon Konny, age 39, Manager of Finance and Administration. Ms. Konny has been Manager of Finance and Administration at the Company since October, 1996. From November of 1992 to 1996, she was an Assistant Vice President of First Chicago Corporation, initially as Loan Servicing Manager of the Mortgage Services Division and in December, 1994, achieving the position of Manager of Financial Administration for the First Card Division. She became a Certified Public Accountant in 1992.

         Brent Anderson, age 31, Vice President of Manufacturing. Mr. Anderson has been employed by the Company since January, 1989, and has held a number of engineering positions with the Company including Plant Engineer and Plant Manager. In such capacities Mr. Anderson was responsible for the design and manufacture of much of the Company's manufacturing equipment. Mr. Anderson was appointed Vice President of Manufacturing in June, 1997.


Committees of the Board of Directors
------------------------------------

         The Company's Board of Directors has a standing Audit Committee. The Company has no standing nominating committee.

         The Audit Committee is composed of Mr. Brown, Mr. Tayne and Mr. Merrick. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. The Audit Committee is newly formed and did not meet during fiscal 1997.

         The Board of Directors met three times during fiscal 1997. Each director attended all meetings of the Board of Directors.

Executive Compensation

     The following table sets forth certain information with respect to the compensation paid or accrued by the Company during the last three fiscal years (October 31) to its President, Chief Executive Officer and any other officer who received compensation in excess of $100,000 ("Named Executive Officers").

                           Summary Compensation Table

                                      Annual Compensation
                                 -------------------------------
     Name and                    Salary      Bonus  Other Annual     All Other
Principal Position     Year        ($)        ($)   Compensation   Compensation


Howard W. Schwan       1997     $121,600       ---    $ 6,145(1)     $1,115(3)
President              1996     $108,500       ---    $ 6,957(1)     $1,250(3)
                       1995     $ 94,231       ---    $ 6,933(1)     $1,242(3)


John C. Davis          1997     $150,000       ---    $ 8,374(2)     $1,666(3)
Executive Vice         1996     $195,177       ---    $11,438(2)     $3,252(3)
President-Sales        1995     $280,000    248,000   $23,747(2)     $5,150(3)


Stephen M. Merrick     1997     $ 63,750       ---       ---            ---
Chief Executive        1996     $ 45,000       ---       ---            ---
Officer                1995        ---         ---       ---            ---




--------------------

(1)      Perquisites include country club membership ($5,000).

(2) Perquisites include country club membership ($5,000) and allocated personal use of Company vehicles ($3,374 in 1997, $5,158 in 1996 and $16,767 in 1995).

(3) Company contribution to the Company 401(k) Plan as pre-tax salary deferral.

         No Named Executive Officer owns any options or warrants issued in connection with their employment. Certain Named Executive Officers received warrants to purchase Common Stock of the Company in connection with their guarantee of certain bank loans secured by the Company and in connection with their participation in a private offering of notes and warrants conducted by the Company. See "Board of Directors Affiliations and Related Transactions." No Named Executive Officer received or exercised any stock options during the fiscal year ended October 31, 1997. There have been no restricted stock awards to any of the Named Executive Officers.

Employment Agreements
---------------------

         In April, 1996, the Company entered into an employment agreement with John C. Davis as Executive Vice President-Sales, which provided for an annual salary of $150,000. The term of the agreement was through January 31, 1998. On June 27, 1997, the agreement was amended to extend the term through January 31, 2000, and to provide for an annual salary of $120,000 per year. The agreement contains covenants of Mr. Davis not to use the Company's confidential information while such information remains confidential and establishing the Company's rights to inventions created by Mr. Davis during the term of employment. Mr. Davis' agreement does not contain a covenant not to compete.

         In June, 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement is through June 30, 2002. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company's confidential information, establishes the Company's right to inventions created by Mr. Schwan during the term of employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.


Compensation of Directors
-------------------------

         Directors are not compensated for their services as directors. John Schwan was compensated in the amount of $12,000 in fiscal 1997 for his services as Chairman of the Board of Directors.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during fiscal 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten-percent beneficial owners were complied with.

Board of Directors Affiliations and Related Transactions
--------------------------------------------------------

         In March 1996, the Company entered into a Stock Redemption Agreement with John C. Davis which was subsequently amended June 27, 1997. Under the amended Stock Redemption Agreement the Company was obligated to redeem 102,564 shares of Common Stock and has the right, but not the obligation, to redeem up to an additional 230,769 shares of Common Stock owned by Mr. Davis at the price of $1.95 per share at any time through January 31, 1998. Commencing March 1, 1998 through February 28, 2000, the Company is obligated to pay to Mr. Davis, for the redemption of shares at $1.95 per share (i) an amount equal to 2% of the Company's pretax profits each fiscal quarter (beginning with the quarter ended February 28, 1998) and (ii) an amount equal to 2% (but not to exceed $8,000) of the amount by which latex and mylar balloon revenues exceed $1.3 million in any month. The Company's obligations terminate once a total of 333,333 shares of Common Stock have been redeemed under the Stock Redemption Agreement. The Company also has the right to redeem additional shares of Common Stock from Mr. Davis during this period at $1.95 per share, provided that the total number of shares subject to redemption under the Stock Redemption Agreement does not exceed 333,333. As of the date of this Proxy Statement 102,564 shares of Common Stock have been redeemed pursuant to the Stock Redemption Agreement.

         In March and May of 1996, a group of investors made an equity investment of $1,000,000 in the Company in return for 1,098,901 shares of Preferred Stock, $.91 par value. Each share of Preferred Stock was entitled to an annual cumulative dividend of 13% of the purchase price, and was convertible into one share of Common Stock. The shares of Preferred Stock, voting separately as a class, were entitled to elect four of the Company's directors. CTI Investors, L.L.C., an Illinois limited liability company, invested $900,000 in the shares of Preferred Stock. Members of CTI Investors, L.L.C. include Howard
W. Schwan, John H. Schwan and Stephen M. Merrick, members of management, and Frances Ann Rohlen. The shares of Preferred Stock were subsequently converted to shares of Class B Common Stock on a one for one basis.

         In December, 1996, Howard W. Schwan, John H. Schwan and Stephen M. Merrick were each issued warrants to purchase 76,923 shares of the Company's Common Stock at an exercise price of $.91 per share in consideration of their facilitating and guaranteeing a bank loan to the Company in the amount of $6.3 million. The warrants have a term of six years.

         In June, 1997, the Company issued in a private placement notes in the principal amount of $865,000, together with warrants to purchase up to 277,244 shares of the Company's Common Stock at an exercise price of $3.12 per share.
The warrants have a term of five years. Howard W. Schwan, John H. Schwan, Stephen M. Merrick and John C. Davis, members of management, purchased $50,000, $350,000 and $315,000 and $150,000, respectively, of the notes and warrants. Mr. John Schwan and Mr. Merrick applied advances of $200,000 each, made to the Company in January, 1997, toward the purchase of notes and warrants.

         Stephen M. Merrick, Chief Executive Officer of the Company, is a principal of the law firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. which serves as general counsel of the Company. In addition, Mr. Merrick owns 219,781 shares of Class B Common Stock, 140,923 shares of Common Stock, warrants to purchase 76,923 shares of Common Stock at $.91 per share, and warrants to purchase 100,961 shares of Common Stock at $3.12 per share. Other members of the firm of Fishman Merrick Miller Genelly Springer Klimek & Anderson, P.C. own an aggregate of 53,561 shares of Common Stock. Legal fees incurred from the firm were $123,872 and $236,071 for the years ended October 31, 1996 and 1997, respectively. Mr. Merrick is also a director of Reliv' International, Inc. (NASDAQ-RELV).

         John H. Schwan is the president and shareholder of Packaging Systems, Inc. and affiliated companies. The Company made purchases of packaging materials from these entities in the amount of $1,106,649 and $233,842 during the year ended October 31, 1996 and 1997, respectively.

         The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions, including loans and forgiveness of debt, must be approved by a majority of disinterested directors.


Proposal Two - Selection of Auditors
               ---------------------

Coopers & Lybrand L.L.P.
------------------------

         The Board of Directors have selected and approved Coopers & Lybrand L.L.P. as the principal independent auditor to audit the financial statements of the Company for 1998, subject to ratification by the shareholders. It is expected that a representative of the firm of Coopers & Lybrand L.L.P. will be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


Change in Independent Accountants
---------------------------------

         In 1996, the Company voluntarily changed its independent accountants from Detterbeck & Associates, Ltd. ("Detterbeck") to Jacobson, Scott, Gordon & Horewich ("JSG&H"). This change was approved by the Company's Board of Directors. Detterbeck had been retained to audit the Company's financial statements as of and for the year ended October 31, 1995. The report of Detterbeck for the year ended October 31, 1995, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended October 31, 1995, and through the date of replacement, there were no disagreements with Detterbeck on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         In 1997, the Company voluntarily changed its independent accountants from JSG&H to Coopers & Lybrand L.L.P. This change was approved by the Company's Board of Directors. The financial statements for each of the years in the two year period ended October 31, 1997, were audited by Coopers & Lybrand L.L.P. JSG&H had been retained to audit the Company's financial statements as of and for the year ended October 31, 1996. The report of JSG&H for the year ended October 31, 1996, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended October 31, 1996, and through the date of replacement, there were no disagreements with JSG&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


         THE  BOARD  OF  DIRECTORS  RECOMMENDS   SHAREHOLDERS  VOTE  "FOR"  SUCH
RATIFICATION.

Stockholder Proposals for 1999 Proxy Statement
----------------------------------------------

         Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, which is scheduled to be held on May 1, 1999, should be addressed to the Secretary, CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010, and must be received at such address no later than December 1, 1998. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.


Other Matters to Be Acted Upon at the Meeting
---------------------------------------------

         The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.



                                               BY ORDER OF THE
                                               BOARD OF DIRECTORS

Dated: March 27, 1998                          /s/ Stephen M. Merrick
                                               -------------------------
                                               Stephen M. Merrick, Secretary

REVOCABLE PROXY                         CTI INDUSTRIES CORPORATION

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 1, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Howard W. Schwan, John H. Schwan, Stephen M. Merrick or any of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of common stock, par value $.065 of CTI Industries Corporation (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at Wyndham Garden, 800 National Parkway, Schaumburg, Illinois, commencing Friday, May 1, 1998, at 10:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the following:

   Item 1. Election of three directors:

   |_| FOR ALL NOMINEES (except as marked          |_| WITHHOLD AUTHORITY
       to the contrary on the line below)              to vote for all
                                                       nominees listed below

   Nominees (term, if elected, expires 1999):

         John C. Davis            Stanley M. Brown               Bret Tayne

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, WRITE HIS OR THEIR NAME OR NAMES IN THE SPACE BELOW:


   -------------------------------------------------------------------------

   Item 2. Proposal to ratify the appointment of Coopers & Lybrand, L.L.P. as auditors of Company for 1998.

             |_| FOR               |_| AGAINST               |_| ABSTAIN


   Item 3. In their discretion, on any and all other matters as may properly come before the meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF THIS PROXY DOES NOT INDICATE A CONTRARY CHOICE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AS LISTED IN ITEM 1, FOR ITEM 2 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN WITH RESPECT TO ANY AND ALL MATTERS REFERRED TO IN ITEM 3 ABOVE.

                                       ____________________________________

                                       ____________________________________
                                       Signature of Stockholder

                                       Dated:___________________________, 1998


NOTE: Please date proxy and sign it exactly as name or names appear above. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, et cetera. Please return signed proxy in the enclosed envelope.